June 3, 2013

Dejour Energy Inc.

598-999 Canada Place

Vancouver, BC

V6C 3E1

Consent of Independent Petroleum Engineers

We hereby consent to the use and reference to our name and reports evaluating a portion of Dejour Energy Inc.’s petroleum and natural gas reserves as of December 31, 2011, and the information derived from our reports, as described or incorporated by reference in: (i) Dejour Energy Inc.’s Annual Report on Form 20-F for the year ended December 31, 2011, as amended, (ii) Dejour Energy Inc.’s Registration Statement on Form F-3 (File No. 333-183587), and (iii) Dejour Energy Inc.’s Registration Statements on Form S-8 (Files No. 333-179540 and 333-156772), filed with the United States Securities and Exchange Commission.

Sincerely,

GUSTAVSON ASSOCIATES, LLC

Letha C. Lencioni, P.E.
Vice-President, Petroleum Engineering

5757 Central Ave. Suite D Boulder, Co. 80301 USA 1-303-443-2209 FAX 1-303-443-3156 http://www.gustavson.com